Exhibit 99.1

Press Release

For Immediate Release

Contacts: Yee Phong (Alan) Thian
President and CEO
(626) 307-7559
David Morris
Executive Vice President and CFO
(714) 670-2488

RBB Bancorp Reports Second Quarter Earnings for 2021

Conference Call and Webcast Scheduled for Tuesday, July 27, 2021 at

11:00 a.m. Pacific Time/2:00 p.m. Eastern Time

Second Quarter 2021 Highlights

●

Reported record net income of $13.4 million, or $0.67 diluted earnings per share, increased $924,000, or 7.4%, from the prior quarter and increased $6.9 million, or 105.4%, from the second quarter of 2020

●	Total deposits increased by $248.6 million, or 35.3% annualized growth, from the end of the prior quarter

●	Loan growth (ex-mortgage) of $51.0 million, or 12.2% annualized, from the end of the prior quarter

●	Declared quarterly cash dividend of $0.13 per common share

Los Angeles, CA, July 26, 2021 – RBB Bancorp (NASDAQ:RBB) and its subsidiaries, Royal Business Bank (“the Bank”) and RBB Asset Management Company (“RAM”), collectively referred to herein as “the Company,” announced financial results for the quarter ended June 30, 2021.

The Company reported record net income of $13.4 million, or $0.67 diluted earnings per share, for the three months ended June 30, 2021, compared to net income of $12.5 million, or $0.63 diluted earnings per share, and $6.5 million, or $0.33 diluted earnings per share, for the three months ended March 31, 2021 and June 30, 2020, respectively.

“We are pleased to report diluted earnings per share of $0.67, for the second quarter,” said Alan Thian, President and CEO of Royal Business Bank. “Continued focus on our deposit franchise reduced the cost of our interest-bearing deposits and delivered strong growth in non-interest bearing deposits which now comprise 30.6% of total deposits.  While our net interest margin declined due to excess liquidity, our disciplined loan origination efforts kept our loan balance and yields stable. Our acquisition of the Hawaiian branch of the Bank of the Orient expands our presence in a vibrant Asian-American community and positions us for profitable growth.”

"Royal Business Bank’s excellent second quarter results demonstrate the continued strength of our differentiated business model and commitment to enhancing long-term shareholder value." said Dr. James Kao, Chairman of RBB Bancorp. “We remain well-positioned to pursue additional organic and strategic growth opportunities.”

Key Performance Ratios

Net income of $13.4 million for the second quarter of 2021 produced an annualized return on average assets of 1.39%, an annualized return on average tangible common shareholders' equity of 14.57%, and an annualized return on average shareholders' equity of 12.13%. This compares to an annualized return on average assets of 1.47%, an annualized return on average tangible common shareholders' equity of 14.05%, and an annualized return on average shareholders' equity of 11.64% for the first quarter of 2021. The efficiency ratio for the second quarter of 2021 was 42.89%, compared to 44.64% for the prior quarter. The change in the efficiency ratio was primarily due to a decrease in non-interest income.

Net Interest Income and Net Interest Margin

Net interest income, before provision for loan losses, was $30.1 million for the second quarter of 2021, compared to $29.5 million for the first quarter of 2021. The $572,000 increase was primarily attributable to higher interest income due to a $410.6 million increase in average earning assets and an improvement in deposit costs related to a $259.8 million increase in average noninterest-bearing deposits, partially offset by a $138.0 million increase in average interest-bearing liabilities.  Accretion of purchase discounts from prior acquisitions contributed $183,000 to net interest income in the second quarter of 2021, compared to $481,000 in the first quarter of 2021.

Compared to the second quarter of 2020, net interest income, before provision for loan losses, increased $5.0 million from $25.0 million. The increase was primarily attributable to a $670.6 million increase in average earning assets and a $355.5 million increase in average noninterest-bearing deposits, partially offset by a $277.7 million increase in average interest-bearing liabilities. The increases in average earning assets and total deposits were primarily due to increased loan and deposit originations.

Net interest margin was 3.33% for the second quarter of 2021, a decrease of 40 basis points from 3.73% in the first quarter of 2021. The decrease was primarily attributable to an increase in liquidity combined with a 50 basis point decrease in the yield on average earning assets and a 40 basis point decrease in the yield on federal funds sold, cash equivalents & other which was partially offset by a 19 basis point decrease in the cost of borrowings (FHLB advances, long-term debt and subordinated debentures). Loan discount accretion contributed 2 basis points to the net interest margin in the second quarter of 2021, compared to 6 basis points in the first quarter of 2021.  The majority of the decrease in net interest margin was due to the increase in liquidity.

Noninterest Income

Noninterest income was $4.2 million for the second quarter of 2021, a decrease of $1.7 million from $5.9 million in the first quarter of 2021. The decrease was driven by a decrease in loans sold during the quarter.  The Company sold $55.4 million fewer loans in the second quarter than in the prior quarter primarily due to selling fewer FNMA loans.

The Company sold $58.9 million in FNMA qualified mortgage loans for a net gain of $1.4 million and sold $13.4 million in non-qualified mortgage loans to private investors for a gain of $389,000 during the second quarter of 2021. This compared to $80.3 million in FNMA qualified mortgage loans for a net gain of $2.2 million and $49.8 million in non-qualified mortgage loans to private investors for a gain of $1.2 million during the first quarter of 2021. The Company sold $5.9 million in SBA loans during the second quarter of 2021 for a net gain of $747,000, compared to $3.5 million SBA loans sold for a net gain of $355,000 during the first quarter of 2021.

Compared to the second quarter of 2020, noninterest income increased by $2.0 million from $2.2 million. The increase was primarily attributable to an increase of $2.5 million in gain on loan sales partially offset by a decrease of $590,000 in loan servicing fees.

Noninterest Expense

Noninterest expense for the second quarter of 2021 was $14.7 million, compared to $15.8 million for the first quarter of 2021. The $1.1 million decrease was primarily attributable to a $500,000 decrease in salaries and employee benefits, a $269,000 decrease in legal and professional fees and $209,000 decrease in data processing expenses.

Noninterest expense decreased from $14.8 million in the second quarter of 2020. The $139,000 decrease was primarily due to a $366,000 decrease in MSR impairment write-down expense and a $392,000 decrease in occupancy and equipment expenses. These were partially offset by a $639,000 increase in salaries and employee benefits expense.

Income Taxes

The effective tax rate was 29.28% for the second quarter of 2021, 31.1% for the first quarter of 2021, and 30.8% for the second quarter of 2020.

CDFI Rapid Response Program

In 2016, RBB became a community development financial institution (CDFI).  In mid-June, 2021 the Bank was awarded a $1.8 million grant under the US Treasury’s Rapid Response Program to facilitate a rapid response to the economic impacts of the COVID-19 pandemic in distressed and underserved communities. The award has not yet been received pending finalization of the contract between the Bank and the US Treasury which will include various performance goals and measures that specify the use of the funds.

Loan Portfolio

Loans held for investment, net of deferred fees and discounts, totaled $2.7 billion as of June 30, 2021, a decrease of $6.0 million from March 31, 2021, and an increase of $114.6 million from June 30, 2020 from $2.6 billion. The decrease from the prior quarter was primarily due to a decrease in mortgage loan originations. Single-family residential mortgages decreased by $56.9 million net of payoffs, paydowns and loan sales. Commercial real estate loans increased by $39.4 million, construction and land development loans increased by $27.2 million, SBA loans decreased by $12.8 million (which included a $13.7 million decrease in PPP loans), commercial and industrial loans decreased by $8.9 million and other loans increased by $6.0 million.

During the second quarter of 2021, single-family residential mortgage production was $107.9 million, payoffs and paydowns were $121.0 million, and single-family residential mortgage loan sales were $72.3 million. During the first quarter of 2021, single-family residential mortgage production was $114.5 million, payoffs and paydowns were $81.9 million, and loan sales were $130.1 million.

Mortgage loans held for sale were $9.2 million as of June 30, 2021, a decrease of $28.4 million from $37.7 million at March 31, 2021 and a decrease of $6.2 million from $15.5 million as of June 30, 2020. The Company originated approximately $29.2 million in FNMA mortgage loans for sale for the second quarter of 2021, compared with $55.3 million during the prior quarter.

In the second quarter of 2021, SBA loan production was $21.3 million and total SBA loan sales were $5.9 million.

Deposits and Borrowings

Deposits were $3.1 billion at June 30, 2021, an increase of $248.6 million from March 31, 2021, and an increase of $633.4 million from June 30, 2020, including brokered deposits. The increase in total deposits from the prior quarter was primarily attributable to organic deposit growth.  During the second quarter of 2021, noninterest-bearing deposits increased by $152.6 million, interest-bearing non-maturity deposits increased by $67.1 million, and time deposits decreased by $28.9 million.  As of June 30, 2021, time deposits included $17.4 million in brokered CDs, as compared to $17.4 million as of March 31, 2021 and $2.4 million as of June 30, 2020.

Asset Quality

Nonperforming assets totaled $19.5 million, or 0.50% of total assets at June 30, 2021, compared to $20.2 million, or 0.55%, of total assets at March 31, 2021.  Nonperforming assets consist of OREO, loans modified under troubled debt restructurings (“TDR”), non-accrual loans, and loans past due 90 days or more and still accruing interest.

In the second quarter of 2021, there were $71,000 in net charge-offs, compared to net charge-offs of $42,000 in the prior quarter.

The Company recorded a provision for credit losses of $628,000 for the second quarter of 2021, a decrease from $872,000 in the prior quarter, primarily attributable to reduced loan growth.

The allowance for loan losses totaled $31.4 million, or 1.16% of loans held for investment at June 30, 2021, compared with $30.8 million, or 1.13%, of total loans at March 31, 2021.

As of June 30, 2021, borrowers representing 191 loans totaling $29.2 million, or 1.07% of the Company’s total loan portfolio, have funded under the SBA’s Paycheck Protection Program due to the COVID-19 pandemic.  Presently none of our SBA customers are on a payment deferral plan due to the COVID-19 pandemic. The Company does not have any shared national credits or loans, backed by airlines or cruise lines, on deferral as of June 30, 2021.

The following table provides details regarding the Company's COVID-19 loan deferral activity through July 15, 2021.

	As of June 30, 2020		As of April 15, 2021		As of July 15, 2021
	Loans Deferred		Loans Deferred		Loans Deferred
	Number	Principal Amount ($000)	Number	Principal Amount ($000)	Number	Principal Amount ($000)
General retail (excluding SBA)	34	$94,251	1	$438	—	$—
Mixed use commercial	38	58,841	4	2,602	—	—
Hospitality (excluding SBA)	5	25,343	1	6,394	—	—
Restaurants (excluding SBA)	11	4,186	—	—	—	—
Multifamily	6	9,086	1	688	—	—
Commercial, office and other	—	—	—	—	—	—
SFR mortgage loans - Western region	183	118,484	9	5,135	4	3,101
SFR mortgage loans - Eastern region	203	85,935	5	2,467	—	—
SFR mortgage loans - Chicago metropolitan	84	14,824	—	—	—	—
Total	564	$410,950	21	$17,724	4	$3,101

Corporate Overview

RBB Bancorp is a community-based financial holding company headquartered in Los Angeles, California.  As of June 30, 2021, the company had total assets of $3.9 billion. Its wholly-owned subsidiary, the Bank is a full service commercial bank, which provides business banking services to the Chinese-American communities in Los Angeles County, Orange County, and Ventura County in California, in Las Vegas, Nevada, in Brooklyn, Queens, and Manhattan in New York, in Edison, New Jersey, and in the Chicago neighborhoods of Chinatown and Bridgeport, Illinois.  Bank services include remote deposit, E-banking, mobile banking, commercial and investor real estate loans, business loans and lines of credit, commercial and industrial loans, SBA 7A and 504 loans, 1-4 single family residential loans, automobile lending, trade finance, a full range of depository account products and wealth management services.  The Bank has nine branches in Los Angeles County, two branches in Ventura County, one branch in Orange County, California, one branch in Las Vegas, Nevada, two branches and one loan operation center in Brooklyn, three branches in Queens, one branch in Manhattan in New York, one branch in Edison, New Jersey and two branches in Chicago, Illinois. The Company's administrative and lending center is located at 1055 Wilshire Blvd., Los Angeles, California 90017, and its finance and operations center is located at 7025 Orangethorpe Ave., Buena Park, California 90621. The Company's website address is www.royalbusinessbankusa.com.

Conference Call

Management will hold a conference call at 11:00 a.m. Pacific time/2:00 p.m. Eastern time tomorrow, July 27, 2021, to discuss the Company’s second quarter 2021 financial results.

To listen to the conference call, please dial 1-833-519-1355 or 1-918-922-6505, passcode 5654379.  A replay of the call will be made available at 1-800-585-8367 or 1-404-537-3406, passcode 5654379, approximately one hour after the conclusion of the call and will remain available through August 3, 2021.

The conference call will also be simultaneously webcast over the Internet; please visit our Royal Business Bank website at www.royalbusinessbankusa.com and click on the “Investors” tab to access the call from the site. This webcast will be recorded and available for replay on our website approximately two hours after the conclusion of the conference call.

Disclosure

This press release contains certain non-GAAP financial disclosures for tangible common equity and tangible assets and adjusted earnings. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. Please refer to the tables at the end of this release for a presentation of performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measures to the GAAP financial measures.

Safe Harbor

Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements relating to the Company’s current business plans and expectations and our future financial position and operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance and/or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, local, regional, national and international economic and market conditions and events and the impact they may have on us, our customers and our assets and liabilities; our ability to attract deposits and other sources of funding or liquidity; supply and demand for real estate and periodic deterioration in real estate prices and/or values in California or other states where we lend, including both residential and commercial real estate; a prolonged slowdown or decline in real estate construction, sales or leasing activities; changes in the financial performance and/or condition of our borrowers, depositors or key vendors or counterparties; changes in our levels of delinquent loans, nonperforming assets, allowance for loan losses and charge-offs; expectations regarding the impact of the COVID

-19 pandemic; the costs or effects of acquisitions or dispositions we may make, including our recent acquisition of PGB Holdings, Inc. and its wholly-owned subsidiary, Pacific Global Bank, and our recently completed acquisition of First American International Corp., whether we are able to obtain any required governmental or shareholder approvals in connection with any such acquisitions or dispositions, and/or our ability to realize the contemplated financial or business benefits associated with any such acquisitions or dispositions; the effect of changes in laws, regulations and applicable judicial decisions (including laws, regulations and judicial decisions concerning financial reforms, taxes, banking capital levels, consumer, commercial or secured lending, securities and securities trading and hedging, compliance, employment, executive compensation, insurance, vendor management and information security) with which we and our subsidiaries must comply or believe we should comply; changes in estimates of future reserve requirements and minimum capital requirements based upon the periodic review thereof under relevant regulatory and accounting requirements, including changes in the Basel Committee framework establishing capital standards for credit, operations and market risk; inflation, interest rate, securities market and monetary fluctuations; changes in government interest rates or monetary policies; changes in the amount and availability of deposit insurance; cyber-security threats, including loss of system functionality or theft or loss of Company or customer data or money; political instability; acts of war or terrorism, or natural disasters, such as earthquakes, drought, or the effects of pandemic diseases; the timely development and acceptance of new banking products and services and the perceived overall value of these products and services by our customers and potential customers; the Company’s relationships with and reliance upon vendors with respect to the operation of certain of the Company’s key internal and external systems and applications; changes in commercial or consumer spending, borrowing and savings preferences or behaviors; technological changes and the expanding use of technology in banking (including the adoption of mobile banking and funds transfer applications); the ability to retain and increase market share, retain and grow customers and control expenses; changes in the competitive and regulatory environment among financial and bank holding companies, banks and other financial service providers; volatility in the credit and equity markets and its effect on the general economy or local or regional business conditions; fluctuations in the price of the Company’s common stock or other securities; and the resulting impact on the Company’s ability to raise capital or make acquisitions, the effect of changes in accounting policies and practices, as may be adopted from time-to-time by our regulatory agencies, as well as by the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard-setters, including ASU 2016-13 (Topic 326), “Measurement of Credit Losses on Financial Instruments”, commonly referenced as the Current Expected Credit Loss (“CECL”) model, which will change how we estimate credit losses and may increase the required level of our allowance for credit losses after adoption; changes in our organization, management, compensation and benefit plans, and our ability to retain or expand our workforce, management team and/or our board of directors; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings (such as securities, consumer or employee class action litigation), regulatory or other governmental inquiries or investigations, and/or the results of regulatory examinations or reviews; our ongoing relations with our various federal and state regulators, including the SEC, FDIC, FRB and California DFPI (formerly DBO); our success at managing the risks involved in the foregoing items and all other factors set forth in the Company’s public reports, including its Annual Report as filed under Form 10-K-A for the year ended December 31, 2020, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ.

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, except for December 31, 2020)

(Dollars in thousands)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2021	2021	2020	2020	2020
Assets
Cash and due from banks	$493,653	$362,930	$137,654	$121,630	$94,844
Federal funds sold and other cash equivalents	110,000	57,000	57,000	57,000	57,000
Total cash and cash equivalents	603,653	419,930	194,654	178,630	151,844
Interest-bearing deposits in other financial institutions	600	600	600	600	600
Investment securities available for sale	339,568	281,582	210,867	214,662	185,756
Investment securities held to maturity	6,664	6,668	7,174	7,569	7,615
Mortgage loans held for sale	9,246	37,675	49,963	23,886	15,479
Loans held for investment	2,709,206	2,715,205	2,706,766	2,755,153	2,594,620
Allowance for loan losses	(31,352)	(30,795)	(29,337)	(26,634)	(22,820)
Net loans held for investment	2,677,854	2,684,410	2,677,429	2,728,519	2,571,800
Premises and equipment, net	27,039	27,093	27,103	24,237	23,965
Federal Home Loan Bank (FHLB) stock	15,000	15,641	15,641	15,641	15,641
Cash surrender value of life insurance	55,325	35,308	35,121	34,930	34,736
Goodwill	69,243	69,243	69,243	69,243	69,209
Servicing assets	12,558	13,264	13,965	14,724	15,595
Core deposit intangibles	4,608	4,895	5,196	5,519	5,876
Right-of-use assets- operating leases	25,050	25,500	—	—	—
Accrued interest and other assets	44,230	42,490	43,116	41,416	38,065
Total assets	$3,890,638	$3,664,299	$3,350,072	$3,359,576	$3,136,181
Liabilities and shareholders' equity
Deposits:
Noninterest-bearing demand	$940,041	$787,439	$617,206	$642,332	$574,553
Savings, NOW and money market accounts	858,597	791,486	731,084	654,378	601,941
Time deposits	1,271,287	1,242,368	1,286,838	1,315,038	1,260,026
Total deposits	3,069,925	2,821,293	2,635,128	2,611,748	2,436,520
Reserve for unfunded commitments	1,216	1,320	1,383	1,129	1,030
FHLB advances	150,000	150,000	150,000	190,000	150,000
Long-term debt, net of debt issuance costs	172,718	172,581	104,391	104,305	104,220
Subordinated debentures	14,393	14,338	14,283	14,229	14,174
Lease liabilities - operating leases	25,798	26,199	—	—	—
Accrued interest and other liabilities	14,263	42,900	16,399	16,749	16,212
Total liabilities	3,448,313	3,228,631	2,921,584	2,938,160	2,722,156
Shareholders' equity:
Shareholder's equity	442,086	435,746	427,287	420,329	412,827
Non-controlling interest	72	72	72	72	72
Accumulated other comprehensive (loss) income - Net of tax	167	(150)	1,129	1,015	1,126
Total shareholders' equity	442,325	435,668	428,488	421,416	414,025
Total liabilities and shareholders’ equity	$3,890,638	$3,664,299	$3,350,072	$3,359,576	$3,136,181

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the Three Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020
Interest and dividend income:
Interest and fees on loans	$34,669	$34,516	$32,633
Interest on interest-bearing deposits	125	48	74
Interest on investment securities	794	627	887
Dividend income on FHLB stock	225	192	187
Interest on federal funds sold and other	158	157	322
Total interest income	35,971	35,540	34,103
Interest expense:
Interest on savings deposits, NOW and money market accounts	708	698	782
Interest on time deposits	2,410	2,964	5,933
Interest on subordinated debentures and long term debt	2,356	1,958	1,915
Interest on other borrowed funds	440	435	439
Total interest expense	5,914	6,055	9,069
Net interest income before provision for loan losses	30,057	29,485	25,034
Provision for loan losses	628	1,500	3,009
Net interest income after provision for loan losses	29,429	27,985	22,025
Noninterest income:
Service charges, fees and other	1,374	1,410	1,065
Gain on sale of loans	2,572	3,841	81
Loan servicing fees, net of amortization	118	246	708
Recoveries on loans acquired in business combinations	5	5	5
Unrealized (loss) on equity investments	(35)	(20)	—
(Loss) gain on derivatives	(80)	225	—
Increase in cash surrender value of life insurance	217	187	191
Gain on sale of securities	—	—	158
Total noninterest income	4,171	5,894	2,208
Noninterest expense:
Salaries and employee benefits	8,742	9,242	8,103
Occupancy and equipment expenses	2,135	2,242	2,527
Data processing	1,231	1,440	882
Legal and professional	536	805	670
Office expenses	272	255	337
Marketing and business promotion	231	184	111
Insurance and regulatory assessments	354	348	234
Core deposit premium	287	301	357
OREO expenses	4	5	14
Merger expenses	17	42	276
Other expenses	871	928	1,308
Total noninterest expense	14,680	15,792	14,819
Income before income taxes	18,920	18,087	9,414
Income tax expense	5,540	5,631	2,901
Net income	$13,380	$12,456	$6,513

Net income per share
Basic	$0.69	$0.64	$0.33
Diluted	$0.67	$0.63	$0.33
Cash Dividends declared per common share	$0.13	$0.12	$0.06
Weighted-average common shares outstanding
Basic	19,432,204	19,475,814	19,710,330
Diluted	19,874,969	19,812,841	19,806,304

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the Six Months Ended
	June 30, 2021	June 30, 2020
Interest and dividend income:
Interest and fees on loans	$69,185	$64,909
Interest on interest-earning deposits	173	525
Interest on investment securities	1,421	1,708
Dividend income on FHLB stock	417	189
Interest on federal funds sold and other	315	800
Total interest income	71,511	68,131
Interest expense:
Interest on savings deposits, NOW and money market accounts	1,406	2,025
Interest on time deposits	5,374	13,019
Interest on subordinated debentures and long term debt	4,314	3,871
Interest on other borrowed funds	875	589
Total interest expense	11,969	19,504
Net interest income	59,542	48,627
Provision for loan losses	2,128	4,954
Net interest income after provision for loans losses	57,414	43,673
Noninterest income:
Service charges, fees and other	2,784	2,144
Gain on sale of loans	6,413	2,792
Loan servicing fees, net of amortization	364	1,300
Recoveries on loans acquired in business combinations	10	47
Unrealized (loss) on equity investments	(55)	—
Gain on derivatives	145	—
Increase in cash surrender value of life insurance	404	382
Gain on sale of securities	—	158
Total noninterest income	10,065	6,823
Noninterest expense:
Salaries and employee benefits	17,984	17,608
Occupancy and equipment expenses	4,377	4,931
Data processing	2,671	2,024
Legal and professional	1,341	1,274
Office expenses	527	660
Marketing and business promotion	415	325
Insurance and regulatory assessments	702	411
Core deposit premium	588	714
OREO expenses	9	28
Merger expenses	59	679
Other expenses	1,799	2,428
Total noninterest expense	30,472	31,082
Income before income taxes	37,007	19,414
Income tax expense	11,171	6,153
Net income	$25,836	$13,261

Net income per share
Basic	$1.32	$0.67
Diluted	$1.30	$0.66
Cash Dividends declared per common share	$0.25	$0.12
Weighted-average common shares outstanding
Basic	19,453,889	19,841,093
Diluted	19,844,077	20,036,316

RBB BANCORP AND SUBSIDIARIES

AVERAGE BALANCE SHEET AND NET INTEREST INCOME

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the three months ended
	June 30, 2021			March 31, 2021			June 30, 2020
	Average	Interest	Yield /	Average	Interest	Yield /	Average	Interest	Yield /
(tax-equivalent basis, dollars in thousands)	Balance	& Fees	Rate	Balance	& Fees	Rate	Balance	& Fees	Rate
Earning assets:
Federal funds sold, cash equivalents & other (1)	$582,554	$508	0.35%	$215,230	$397	0.75%	$231,943	$583	1.01%
Securities
Available for sale	328,004	751	0.92%	239,768	571	0.97%	171,298	823	1.93%
Held to maturity (2)	6,667	60	3.61%	7,000	64	3.71%	7,661	72	3.78%
Mortgage loans held for sale	21,033	173	3.30%	54,021	411	3.09%	25,130	303	4.85%
Loans held for investment: (3)
Real estate	2,292,145	29,794	5.21%	2,307,431	29,521	5.19%	2,147,646	28,216	5.28%
Commercial	388,049	4,702	4.86%	384,442	4,584	4.84%	364,189	4,114	4.54%
Total loans	2,680,194	34,496	5.16%	2,691,873	34,105	5.14%	2,511,835	32,330	5.18%
Total earning assets	3,618,452	$35,988	3.99%	3,207,892	$35,548	4.49%	2,947,867	$34,111	4.65%
Noninterest-earning assets	230,049			228,002			206,833
Total assets	$3,848,501			$3,435,894			$3,154,700

Interest-bearing liabilities
NOW	$66,777	$45	0.27%	$64,592	$44	0.28%	$57,547	$60	0.42%
Money Market	640,026	628	0.39%	579,347	623	0.44%	404,480	691	0.69%
Saving deposits	140,418	35	0.10%	131,151	31	0.10%	123,868	31	0.10%
Time deposits, less than $250,000	657,494	1,163	0.71%	663,029	1,496	0.92%	725,142	3,143	1.74%
Time deposits, $250,000 and over	604,429	1,247	0.83%	593,981	1,468	1.00%	589,090	2,790	1.90%
Total interest-bearing deposits	2,109,144	3,118	0.59%	2,032,100	3,662	0.73%	1,900,127	6,715	1.42%
FHLB advances	150,000	440	1.18%	150,000	435	1.18%	150,000	439	1.18%
Long-term debt	172,622	2,206	5.13%	111,739	1,808	6.56%	104,168	1,747	6.75%
Subordinated debentures	14,357	150	4.19%	14,302	150	4.25%	14,141	168	4.78%
Total interest-bearing liabilities	2,446,123	5,914	0.97%	2,308,141	6,055	1.06%	2,168,436	9,069	1.68%
Noninterest-bearing liabilities
Noninterest-bearing deposits	913,442			653,674			557,903
Other noninterest-bearing liabilities	46,549			40,118			15,509
Total noninterest-bearing liabilities	959,991			693,792			573,412
Shareholders' equity	442,387			433,960			412,852
Total liabilities and shareholders' equity	$3,848,501			$3,435,894			$3,154,700
Net interest income / interest rate spreads		$30,074	3.02%		$29,493	3.43%		$25,042	2.97%
Net interest margin			3.33%			3.73%			3.42%

(1)	Includes income and average balances for FHLB stock, term federal funds, interest-bearing time deposits and other miscellaneous interest-bearing assets.
(2)	Interest income and average rates for tax-exempt loans and securities are presented on a tax-equivalent basis.
(3)	Average loan balances include nonaccrual loans and loans held for sale. Interest income on loans includes - amortization of deferred loan fees, net of deferred loan costs.

RBB BANCORP AND SUBSIDIARIES

AVERAGE BALANCE SHEET AND NET INTEREST INCOME

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the six months ended
	June 30, 2021			June 30, 2020
	Average	Interest	Yield /	Average	Interest	Yield /
(tax-equivalent basis, dollars in thousands)	Balance	& Fees	Rate	Balance	& Fees	Rate
Earning assets:
Federal funds sold, cash equivalents & other (1)	$399,907	$905	0.46%	$240,755	$1,514	1.26%
Securities
Available for sale	284,129	1,323	0.94%	154,936	1,578	2.05%
Held to maturity (2)	6,832	126	3.72%	7,839	147	3.77%
Mortgage loans held for sale	37,436	584	3.15%	51,595	1,284	5.00%
Loans held for investment: (3)
Real estate	2,299,746	59,315	5.20%	2,077,467	54,644	5.29%
Commercial	386,256	9,286	4.85%	350,869	8,981	5.15%
Total loans	2,686,002	68,601	5.15%	2,428,336	63,625	5.27%
Total earning assets	3,414,306	$71,539	4.23%	2,883,461	$68,148	4.75%
Noninterest-earning assets	229,032			209,699
Total assets	$3,643,338			$3,093,160

Interest-bearing liabilities
NOW	$65,690	$88	0.27%	$50,692	$102	0.40%
Money Market	609,854	1,251	0.41%	418,243	1,837	0.88%
Saving deposits	135,810	67	0.10%	119,410	86	0.14%
Time deposits, less than $250,000	660,246	2,659	0.81%	731,448	6,869	1.89%
Time deposits, $250,000 and over	599,234	2,716	0.91%	604,987	6,150	2.04%
Total interest-bearing deposits	2,070,834	6,781	0.66%	1,924,780	15,044	1.57%
FHLB advances	150,000	875	1.18%	100,989	589	1.17%
Long-term debt	142,349	4,015	5.69%	104,125	3,495	6.75%
Subordinated debentures	14,330	298	4.19%	14,234	376	5.31%
Total interest-bearing liabilities	2,377,513	$11,969	1.02%	2,144,128	$19,504	1.83%
Noninterest-bearing liabilities
Noninterest-bearing deposits	784,276			521,729
Other noninterest-bearing liabilities	43,352			15,282
Total noninterest-bearing liabilities	827,628			537,011
Shareholders' equity	438,197			412,021
Total liabilities and shareholders' equity	$3,643,338			$3,093,160
Net interest income / interest rate spreads		$59,570	3.21%		$48,644	2.92%
Net interest margin			3.52%			3.39%

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the Three Months Ended
	June 30,	March 31,	June 30,
	2021	2021	2020
Per share data (common stock)
Earnings
Basic	$0.69	$0.64	$0.33
Diluted	$0.67	$0.63	$0.33
Dividends declared	$0.13	$0.12	$0.06
Book value	$22.86	$22.31	$20.97
Tangible book value	$19.04	$18.51	$17.17
Weighted average shares outstanding
Basic	19,432,204	19,475,814	19,710,330
Diluted	19,874,969	19,812,841	19,806,304
Shares outstanding at period end	19,349,802	19,528,249	19,739,280
Performance ratios
Return on average assets, annualized	1.39%	1.47%	0.83%
Return on average shareholders' equity, annualized	12.13%	11.64%	6.34%
Return on average tangible common equity, annualized	14.57%	14.05%	7.77%
Noninterest income to average assets, annualized	0.43%	0.70%	0.28%
Noninterest expense to average assets, annualized	1.53%	1.86%	1.89%
Yield on average earning assets	3.99%	4.49%	4.65%
Cost of average total deposits	0.41%	0.55%	1.10%
Cost of average interest-bearing deposits	0.59%	0.73%	1.42%
Cost of average interest-bearing liabilities	0.97%	1.06%	1.68%
Accretion on loans to average earning assets	0.02%	0.06%	0.14%
Net interest spread	3.02%	3.43%	2.97%
Net interest margin	3.33%	3.73%	3.42%
Efficiency ratio	42.89%	44.64%	54.40%
Common stock dividend payout ratio	18.84%	18.75%	18.18%

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the six months ended June 30,
	2021	2020
Per share data (common stock)
Earnings
Basic	$1.32	$0.67
Diluted	$1.30	$0.66
Dividends declared	$0.25	$0.12
Book value	$22.86	$20.97
Tangible book value	$19.04	$17.17
Weighted average shares outstanding
Basic	19,453,889	19,841,093
Diluted	19,844,077	20,036,316
Shares outstanding at period end	19,349,802	19,739,280
Performance ratios
Return on average assets, annualized	1.43%	0.86%
Return on average shareholders' equity, annualized	11.89%	6.47%
Return on average tangible common equity, annualized	14.31%	7.95%
Noninterest income to average assets, annualized	0.56%	0.44%
Noninterest expense to average assets, annualized	1.69%	2.02%
Yield on average earning assets	4.23%	4.75%
Cost of average deposits	0.48%	1.24%
Cost of average interest-bearing deposits	0.66%	1.57%
Cost of average interest-bearing liabilities	1.02%	1.83%
Accretion on loans to average earning assets	0.04%	0.13%
Net interest spread	3.21%	2.92%
Net interest margin	3.52%	3.39%
Efficiency ratio	43.78%	56.05%
Common stock dividend payout ratio	18.94%	26.87%

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	As of
	June 30,	March 31,	June 30,
	2021	2021	2020
Loan to deposit ratio	88.25%	96.24%	106.49%
Core deposits / total deposits	80.04%	78.97%	76.84%
Net non-core funding dependence ratio	0.87%	4.27%	9.87%

Credit Quality Data:
Loans 30-89 days past due	$5,449	$10,653	$23,872
Loans 30-89 days past due to total loans	0.20%	0.39%	0.92%
Nonperforming loans	$19,243	$19,911	$17,217
Nonperforming loans to total loans	0.71%	0.73%	0.66%
Nonperforming assets	$19,536	$20,204	$17,510
Nonperforming assets to total assets	0.50%	0.55%	0.56%
Allowance for loan losses to total loans	1.16%	1.13%	0.88%
Allowance for loan losses to nonperforming loans	162.93%	154.66%	132.54%
Net charge-offs to average loans (for the quarter-to-date period)	0.01%	0.01%	0.05%

Regulatory and other capital ratios—Company
Tangible common equity to tangible assets	9.65%	10.07%	11.07%
Tier 1 leverage ratio	10.20%	11.30%	11.48%
Tier 1 common capital to risk-weighted assets	14.76%	14.53%	14.87%
Tier 1 capital to risk-weighted assets	15.33%	15.11%	15.49%
Total capital to risk-weighted assets	23.48%	23.27%	21.10%

Regulatory capital ratios—Bank only
Tier 1 leverage ratio	12.34%	13.44%	14.14%
Tier 1 common capital to risk-weighted assets	18.58%	17.96%	19.09%
Tier 1 capital to risk-weighted assets	18.58%	17.96%	19.09%
Total capital to risk-weighted assets	19.83%	19.21%	20.13%

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	2nd Quarter	1st Quarter	4th Quarter	3rd Quarter	2nd Quarter
Quarterly Consolidated Statements of Earnings	2021	2021	2020	2020	2020
Interest income
Loans, including fees	$34,669	$34,516	$34,832	$34,153	$32,633
Investment securities and other	1,302	1,024	1,032	972	1,470
Total interest income	35,971	35,540	35,864	35,125	34,103
Interest expense
Deposits	3,118	3,662	4,636	5,525	6,715
Interest on subordinated debentures and other	2,356	1,958	1,901	1,905	1,915
Other borrowings	440	435	450	444	439
Total interest expense	5,914	6,055	6,987	7,874	9,069
Net interest income before provision for loan losses	30,057	29,485	28,877	27,251	25,034
Provision for loan losses	628	1,500	3,008	3,861	3,009
Net interest income after provision for loan losses	29,429	27,985	25,869	23,390	22,025
Noninterest income	4,171	5,894	4,490	2,727	2,208
Noninterest expense	14,680	15,792	14,453	13,978	14,819
Earnings before income taxes	18,920	18,087	15,906	12,139	9,414
Income taxes	5,540	5,631	4,759	3,619	2,901
Net income	$13,380	$12,456	$11,147	$8,520	$6,513
Net income per common share - basic	$0.69	$0.64	$0.57	$0.43	$0.33
Net income per common share - diluted	$0.67	$0.63	$0.56	$0.43	$0.33
Cash dividends declared per common share	$0.13	$0.12	$0.09	$0.06	$0.06
Cash dividends declared on common shares	$2,540	$2,347	$1,777	$1,184	$1,184
Yield on average assets, annualized	1.39%	1.47%	1.33%	1.05%	0.83%
Yield on average earning assets	3.99%	4.49%	4.55%	4.63%	4.65%
Cost of average deposits	0.41%	0.55%	0.71%	0.87%	1.10%
Cost of average interest-bearing deposits	0.59%	0.73%	0.93%	1.14%	1.42%
Cost of average interest-bearing liabilities	0.97%	1.06%	1.23%	1.43%	1.68%
Accretion on loans to average earning assets	0.02%	0.06%	0.03%	0.08%	0.16%
Net interest margin	3.33%	3.73%	3.67%	3.59%	3.42%

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited, except for December 31, 2020)

(Dollars in thousands, except per share amounts)

Loan Portfolio Detail	As of June 30, 2021		As of March 31, 2021		As of December 31, 2020		As of September 30, 2020		As of June 30, 2020
(dollars in thousands)	$	%	$	%	$	%	$	%	$	%
Loans:
Commercial and industrial	$277,080	10.2%	$286,016	10.5%	$290,139	10.7%	$317,891	11.5%	$267,481	10.3%
SBA	98,572	3.6%	111,330	4.1%	97,821	3.6%	111,193	4.0%	104,069	4.0%
Construction and land development	236,965	8.7%	209,727	7.7%	186,723	6.9%	183,569	6.7%	145,754	5.6%
Commercial real estate (1)	1,102,467	40.7%	1,063,104	39.2%	1,003,637	37.1%	975,187	35.4%	900,302	34.7%
Single-family residential mortgages	984,311	36.3%	1,041,260	38.3%	1,124,357	41.5%	1,163,982	42.2%	1,174,927	45.3%
Other loans	9,811	0.5%	3,768	0.2%	4,089	0.2%	3,331	0.2%	2,087	0.1%
Total loans (2)	$2,709,206	100.0%	$2,715,205	100.0%	$2,706,766	100.0%	$2,755,153	100.0%	$2,594,620	100.0%
Allowance for loan losses	(31,352)		(30,795)		(29,337)		(26,634)		(22,820)
Total loans, net	$2,677,854		$2,684,410		$2,677,429		$2,728,519		$2,571,800

(1)	Includes non-farm and non-residential loans, multi-family residential loans and non-owner occupied single family residential loans.
(2)	Net of discounts and deferred fees and costs.

	Three Months Ended		Six Months Ended
Change in Allowance for Loan Losses	June 30,		June 30,
(dollars in thousands)	2021	2020	2021	2020
Beginning balance	$30,795	$20,130	$29,337	$18,816
Additions to the allowance charged to expense	628	3,009	2,128	4,954
Net charge-offs on loans	(71)	(319)	(113)	(950)
Ending balance	$31,352	$22,820	$31,352	$22,820

Tangible Book Value Reconciliations (non-GAAP)

The tangible book value per share is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of tangible book value to the Company shareholders’ equity computed in accordance with GAAP, as well as a calculation of tangible book value per share as of June 30, 2021 and 2020 and March 31, 2021.

(dollars in thousands, except per share data)	June 30, 2021	March 31, 2021	June 30, 2020
Tangible common equity:
Total shareholders' equity	$442,325	$435,668	$414,025
Adjustments
Goodwill	(69,243)	(69,243)	(69,209)
Core deposit intangible	(4,608)	(4,895)	(5,876)
Tangible common equity	$368,474	$361,530	$338,940
Tangible assets:
Total assets-GAAP	$3,890,638	$3,664,299	$3,136,181
Adjustments
Goodwill	(69,243)	(69,243)	(69,209)
Core deposit intangible	(4,608)	(4,895)	(5,876)
Tangible assets	$3,816,787	$3,590,161	$3,061,096
Common shares outstanding	$19,349,802	19,528,249	19,739,280
Tangible common equity to tangible assets ratio	9.65%	10.07%	11.07%
Book value per share	$22.86	$22.31	$20.97
Tangible book value per share	$19.04	$18.51	$17.17